Matt Rohrmann (Investor Contact):	(212) 940-3339;	investorrelations@axiscapital.com
Anna Kukowski (Media Contact):	(212) 715-3574;	anna.kukowski@axiscapital.com

AXIS CAPITAL REPORTS SECOND QUARTER NET INCOME AVAILABLE TO COMMON SHAREHOLDERS OF $112 MILLION, OR $1.33 PER DILUTED COMMON SHARE AND OPERATING INCOME OF $72 MILLION, OR $0.84 PER DILUTED COMMON SHARE

For the second quarter of 2020, the Company reports:
•Improvement of 4.6 points in current accident year combined ratio, excluding catastrophe and weather-related losses, compared to the same period in the prior year
•Net investment income of $45 million for the quarter, reduced from $93 million in the first quarter of 2020, primarily attributable to negative returns from credit and real estate funds
•Book value per diluted common share of $55.09, an increase of $5.31, or 11%, compared to March 31, 2020
•No change to net claims provision established for the COVID-19 pandemic in first quarter of 2020
Pembroke, Bermuda, July 28, 2020 - AXIS Capital Holdings Limited ("AXIS Capital" or "the Company") (NYSE: AXS) today announced financial results for the second quarter ended June 30, 2020.
Commenting on the second quarter 2020 financial results, Albert Benchimol, President and CEO of AXIS Capital, said:
"This was a solid quarter highlighted by continued positive momentum in the underlying performance of our Company. We’re encouraged by the progress that we’re seeing in our results, which include a nearly 2 point year-over-year improvement in our current accident year loss ratio ex-cat and weather, and an approximately 3 point reduction to our expense ratio, reflecting our cost discipline. The sustained improvements that we’ve seen in recent quarters is further evidence that the actions that we’ve taken over the past three years to strengthen our portfolio and operating efficiency, and reduce volatility, are increasingly showing through in our results.

"The investments that we’ve made to strengthen AXIS’ market position are also enabling us to capitalize on firming conditions, particularly in markets that are seeing the most impactful changes. Moreover, we’re seeing improved pricing across nearly every line of business that we write, highlighted by average rate increases of 15% in the quarter throughout our Insurance segment.

"I could not be more proud of our colleagues whose hard work and commitment have enabled AXIS to manage seamlessly through the unprecedented changes caused by the pandemic and further advance our strategy, continue to strengthen our performance, and deliver exceptional service to our clients and partners in distribution."

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Results

•Net income available to common shareholders for the second quarter of 2020 was $112 million, or $1.33 per diluted common share, compared to net income available to common shareholders of $166 million, or $1.97 per diluted common share, for the second quarter of 2019.
•Net loss attributable to common shareholders for the six months ended June 30, 2020 was $73 million, or ($0.87) per diluted common share, compared to net income available to common shareholders of $265 million, or $3.14 per diluted common share, for the same period in 2019.
•Operating income1 for the second quarter of 2020 was $72 million, or $0.84 per diluted common share1, compared to operating income of $137 million, or $1.62 per diluted common share, for the second quarter of 2019.
•Operating loss for the six months ended June 30, 2020 was $93 million, or ($1.11) per diluted common share, compared to operating income of $242 million, or $2.86 per diluted common share, for the same period in 2019.
•Adjusted for dividends declared, the book value per diluted common share increased by $5.72, or 11%, compared to March 31, 2020.
•Adjusted for dividends declared, the book value per diluted common share increased by $0.73, or 1%, over the past twelve months.

* Note on presentation - amounts may not reconcile due to rounding differences.
1Operating income (loss) and operating income (loss) per diluted common share are non-GAAP financial measures as defined in SEC Regulation G. The reconciliations to the most comparable GAAP financial measures, net income (loss) available (attributable) to common shareholders and earnings (loss) per diluted common share, respectively, and a discussion of the rationale for the presentation of these items are provided later in this press release. Operating loss per diluted common share for the six months ended June 30, 2020, was calculated using weighted average common shares outstanding due to the operating loss recognized in the period.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Second Quarter Consolidated Underwriting Highlights2

•Gross premiums written increased by $68 million, or 4%, ($78 million or 5% on a constant currency basis3), to $1.7 billion due to an increase of $69 million, or 7% in the insurance segment.
•Net premiums written decreased by $14 million, or 1%, to $1.1 billion with a decrease of $25 million, or 5% in the reinsurance segment, partially offset by an increase of $11 million, or 2% in the insurance segment.

	Three months ended June 30,
KEY RATIOS	2020	2019	Change
Current accident year loss ratio excluding catastrophe and weather-related losses[4]	58.0%	59.7%	(1.7 pts)
Catastrophe and weather-related losses ratio	3.5%	2.3%	1.2 pts
Current accident year loss ratio	61.5%	62.0%	(0.5 pts)
Prior year reserve development ratio	(0.2%)	(2.2%)	2.0 pts
Net losses and loss expenses ratio	61.3%	59.8%	1.5 pts
Acquisition cost ratio	20.7%	21.6%	(0.9 pts)
General and administrative expense ratio	12.7%	14.7%	(2.0 pts)
Combined ratio	94.7%	96.1%	(1.4 pts)

Current accident year combined ratio, excluding catastrophe and weather-related losses	91.4%	96.0%	(4.6 pts)
•Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums were $36 million (Insurance: $16m and Reinsurance: $20m), or 3.5 points primarily attributable to weather-related events this quarter, compared to $26 million (Insurance $14m; Reinsurance $11m), or 2.3 points in 2019.
•Net favorable prior year reserve development was $3 million (Insurance $0.4 million; Reinsurance $2 million), compared to $24 million (Insurance $21 million; Reinsurance $2 million) in 2019.

2 All comparisons are with the same period of the prior year, unless otherwise stated.
3 Amounts presented on a constant currency basis are non-GAAP financial measures as defined in SEC Regulation G. The constant currency basis is calculated by applying the average foreign exchange rate from the current year to prior year amounts. The reconciliations to the most comparable GAAP financial measures are provided in this release, as is a discussion of the rationale for the presentation of these items.
4 The current accident year loss ratio excluding catastrophe and weather-related losses was calculated by dividing the current accident year losses less estimated pre-tax catastrophe and weather-related losses, net of reinsurance by net premiums earned less reinstatement premiums.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Half Year Consolidated Underwriting Highlights

•Gross premiums written decreased by $84 million, or 2%, to $4.1 billion due to a decrease of $243 million, or 10% in the reinsurance segment, partially offset by an increase of $159 million, or 9% in the insurance segment.
•Net premiums written decreased by $112 million, or 4%, to $2.7 billion with a decrease of $176 million, or 10% in the reinsurance segment, partially offset by an increase of $63 million, or 6% in the insurance segment.

	Six months ended June 30,
KEY RATIOS	2020	2019	Change
Current accident year loss ratio excluding catastrophe and weather-related losses	57.5%	59.3%	(1.8 pts)
Catastrophe and weather-related losses ratio	15.2%	1.6%	13.6 pts
Current accident year loss ratio	72.7%	60.9%	11.8 pts
Prior year reserve development ratio	(0.4%)	(1.7%)	1.3 pts
Net losses and loss expenses ratio	72.3%	59.2%	13.1 pts
Acquisition cost ratio	21.3%	22.3%	(1.0 pts)
General and administrative expense ratio	13.5%	15.0%	(1.5 pts)
Combined ratio	107.1%	96.5%	10.6 pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	92.3%	96.6%	(4.3 pts)
•Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums were $336 million (Insurance: $193m and Reinsurance: $143m), or 15.2 points primarily attributable to the COVID-19 pandemic and weather-related events, compared to $36 million (Insurance $22 million; Reinsurance $14 million), or 1.6 points in 2019.
•Estimated pre-tax losses, net of reinsurance and reinstatement premiums attributable to the COVID-19 pandemic were $235 million, or 10.7 points. This estimate was primarily associated with property-related coverages, but also included event cancellation, and accident and health coverages.
•Net favorable prior year reserve development was $9 million (Insurance $4 million; Reinsurance $5 million), compared to $38 million (Insurance $28 million; Reinsurance $10 million) in 2019.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Segment Highlights

Insurance Segment

	Three months ended June 30,
($ in thousands)	2020	2019	Change
Gross premiums written	$1,037,568	$968,325	7.2%
Net premiums written	602,761	591,909	1.8%
Net premiums earned	577,019	537,260	7.4%
Underwriting income	34,397	11,309	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	55.6%	58.7%	(3.1 pts)
Catastrophe and weather-related losses ratio	2.9%	2.7%	0.2 pts
Current accident year loss ratio	58.5%	61.4%	(2.9 pts)
Prior year reserve development ratio	—%	(3.9%)	3.9 pts
Net losses and loss expenses ratio	58.5%	57.5%	1.0 pts
Acquisition cost ratio	20.1%	20.8%	(0.7 pts)
Underwriting-related general and administrative expense ratio	15.6%	19.5%	(3.9 pts)
Combined ratio	94.2%	97.8%	(3.6 pts)

Current accident year combined ratio, excluding catastrophe and weather-related losses	91.3%	99.0%	(7.7 pts)
nm - not meaningful
•Gross premiums written increased by $69 million, or 7%, ($76 million, or 8% on a constant currency basis), primarily attributable to increases in professional lines, property, marine and liability lines driven by new business and favorable rate changes, partially offset by decreases in credit and political risk, and terrorism lines.
•Net premiums written increased by $11 million, or 2%, ($17 million, or 3% on a constant currency basis), reflecting the increase in gross premiums written in the quarter, largely offset by increases in premiums ceded in professional lines and property lines.
•The current accident year loss ratio excluding catastrophe and weather-related losses decreased by 3.1 points in the second quarter, compared to the same period in 2019, principally due to the impact of favorable pricing over loss trends, improved loss experience in property and aviation lines associated with the repositioning of those portfolios and the exit from certain product lines, and reduced loss experience in credit and political risk lines.
•Net favorable prior year reserve development was $0.4 million this quarter, compared to $21 million in the second quarter of 2019.
•The acquisition cost ratio decreased by 0.7 points in the second quarter compared to the same period in 2019 due to an increase in ceding commissions.
•The underwriting-related general and administrative expense ratio decreased by 3.9 points in the quarter, largely attributable to a decrease in information technology costs, personnel costs, and travel and entertainment expenses, together with an increase in net premiums earned.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

	Six months ended June 30,
($ in thousands)	2020	2019	Change
Gross premiums written	$1,978,283	$1,819,421	8.7%
Net premiums written	1,184,411	1,121,149	5.6%
Net premiums earned	1,139,083	1,094,022	4.1%
Underwriting income (loss)	(88,233)	32,227	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	54.9%	57.4%	(2.5 pts)
Catastrophe and weather-related losses ratio	16.5%	2.1%	14.4 pts
Current accident year loss ratio	71.4%	59.5%	11.9 pts
Prior year reserve development ratio	(0.4%)	(2.6%)	2.2 pts
Net losses and loss expenses ratio	71.0%	56.9%	14.1 pts
Acquisition cost ratio	20.1%	21.0%	(0.9 pts)
Underwriting-related general and administrative expense ratio	16.8%	19.2%	(2.4 pts)
Combined ratio	107.9%	97.1%	10.8 pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	91.8%	97.6%	(5.8 pts)
nm - not meaningful
•Gross premiums written increased by $159 million, or 9%, primarily attributable to increases in professional lines, property, liability and marine lines driven by new business and favorable rate changes, partially offset by decreases in credit and political risk lines.
•Net premiums written increased by $63 million, or 6%, reflecting the increase in gross premiums written, partially offset by increases in premiums ceded in professional lines, liability, property and marine lines.
•Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums were $193 million, primarily attributable to the COVID-19 pandemic and other weather-related events, compared to $22 million in 2019.
•Estimated pre-tax losses, net of reinsurance and reinstatement premiums attributable to the COVID-19 pandemic were $137 million, or 11.9 points. These losses were primarily associated with property-related coverages, but also included event cancellation coverages.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Reinsurance Segment

	Three months ended June 30,
($ in thousands)	2020	2019	Change
Gross premiums written	$678,615	$679,435	(0.1%)
Net premiums written	453,173	478,412	(5.3%)
Net premiums earned	526,984	586,347	(10.1%)
Underwriting income	53,015	67,350	(21.3%)

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	60.6%	60.5%	0.1 pts
Catastrophe and weather-related losses ratio	4.1%	1.9%	2.2 pts
Current accident year loss ratio	64.7%	62.4%	2.3 pts
Prior year reserve development ratio	(0.4%)	(0.4%)	— pts
Net losses and loss expenses ratio	64.3%	62.0%	2.3 pts
Acquisition cost ratio	21.3%	22.3%	(1.0 pts)
Underwriting-related general and administrative expense ratio	4.6%	4.8%	(0.2 pts)
Combined ratio	90.2%	89.1%	1.1 pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	86.5%	87.6%	(1.1 pts)

•Gross premiums written was comparable to the same period in the prior year, with decreases in catastrophe, agriculture, and accident and health lines largely offset by increases in motor, liability and professional lines. The decrease in catastrophe lines was driven by non-renewals and decreased line sizes on a number of treaties bound in April and June. The decreases in agriculture, and accident and health lines were due to non-renewals. The increase in motor lines was associated with timing difference and new business. The increases in liability and professional lines were attributable to improved terms and conditions.
•Net premiums written decreased by $25 million, or 5%, reflecting increases in premiums ceded in liability and professional lines.
•Net favorable prior year reserve development was $2 million this quarter, comparable to the same period in 2019.
•Acquisition cost ratio decreased by 1.0 point in the quarter due to adjustments related to loss sensitive features and the impact of retrocessional contracts.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

	Six months ended June 30,
($ in thousands)	2020	2019	Change
Gross premiums written	$2,169,058	$2,411,565	(10.1%)
Net premiums written	1,550,567	1,726,232	(10.2%)
Net premiums earned	1,053,545	1,163,797	(9.5%)
Underwriting income (loss)	(21,122)	124,252	nm

Underwriting ratios:
Current accident year loss ratio excluding catastrophe and weather-related losses	60.4%	61.0%	(0.6 pts)
Catastrophe and weather-related losses ratio	13.6%	1.2%	12.4 pts
Current accident year loss ratio	74.0%	62.2%	11.8 pts
Prior year reserve development ratio	(0.4%)	(0.8%)	0.4 pts
Net losses and loss expenses ratio	73.6%	61.4%	12.2 pts
Acquisition cost ratio	22.6%	23.5%	(0.9 pts)
Underwriting-related general and administrative expense ratio	5.0%	5.2%	(0.2 pts)
Combined ratio	101.2%	90.1%	11.1 pts

Current accident year combined ratio, excluding catastrophe and weather-related losses	88.0%	89.7%	(1.7 pts)
nm - not meaningful
•Gross premiums written decreased by $243 million, or 10%, primarily attributable to decreases in catastrophe, agriculture, credit and surety, and property lines due to non-renewals and decreased line sizes. These decreases were partially offset by increases in liability and professional lines attributable to premium adjustments, and improved terms and conditions. The increase in motor lines was associated with new business and the timing of several renewals.
•Net premiums written decreased by $176 million, or 10%, reflecting the decrease in gross premiums written, together with increases in premiums ceded in liability, professional lines and motor lines, partially offset by decreases in premiums ceded in catastrophe, credit and surety, and accident and health lines.
•Estimated pre-tax catastrophe and weather-related losses, net of reinsurance and reinstatement premiums were $143 million, primarily attributable to the COVID-19 pandemic and other weather-related events, compared to $14 million in 2019.
•Estimated pre-tax losses, net of reinsurance and reinstatement premiums attributable to the COVID-19 pandemic were $98 million, or 9.3 points. These losses were primarily associated with property-related coverages, but also included accident and health coverages.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Investments

Net investment income of $45 million for the quarter decreased from net investment income of $93 million for the first quarter of 2020 and net investment income of $138 million for the second quarter of 2019 primarily due to negative returns from Other Investments, of which a majority report on a quarter lag. Net realized and unrealized gains recognized in net income for the quarter were $53 million, including net unrealized gains of $24 million ($18 million excluding foreign exchange movements) following an increase in the market value of our equity securities portfolio during the quarter, compared to net realized and unrealized gains of $21 million in the second quarter of 2019.

Markets recovered in the second quarter of 2020 leading to pre-tax total return on cash and investments5 of 3.4% including foreign exchange movements (3.3% excluding foreign exchange movements6). Net unrealized gains of $407 million ($394 million excluding foreign exchange movements) were recognized in the quarter following an increase in the market value of our fixed income portfolio, compared to net unrealized gains of $139 million ($146 million excluding foreign exchange movements) during the second quarter of 2019. The net unrealized gains of $407 million are net of an allowance for expected credit losses of $6 million. The prior year pre-tax total return was 2.0% including foreign exchange movements (2.1% excluding foreign exchange movements).

For the six months ended June 30, 2020 pre-tax total return on cash and investments was 1.6% including foreign exchange movements (1.9% excluding foreign exchange movements), compared to 4.3% including foreign exchange movements (4.3% excluding foreign exchange movements) for the same period in 2019. Net unrealized gains of $132 million ($170 million excluding foreign exchange movements) were recognized in the year, compared to net unrealized gains of $359 million ($351 million excluding foreign exchange movements) for the same period in 2019.

Our fixed income portfolio book yield was 2.5% at June 30, 2020 compared to 3.0% at June 30, 2019. The market yield was 1.6% at June 30, 2020.

5 Pre-tax total return on cash and investments includes net investment income (loss), net investment gains (losses), interest in income (loss) of equity method investments and change in unrealized investment gains (losses) generated by average cash and investment balances. Total cash and invested assets represents the total cash and cash equivalents, fixed maturities, equity securities, mortgage loans, other investments, equity method investments, short-term investments, accrued interest receivable and net receivable (payable) for investments sold (purchased).
6 Pre-tax total return on cash and investments excluding foreign exchange movements is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to pre-tax total return on cash and investments, the most comparable GAAP financial measure, also included foreign exchange gains (losses) of $13m and $(8)m for the three months ended June 30, 2020 and 2019, respectively, and foreign exchange gains (losses) of $(48)m and $2m for the six months ended June 30, 2020 and 2019, respectively.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Capitalization / Shareholders’ Equity

Total capital7 at June 30, 2020 was $6.6 billion, including $1.3 billion of debt and $550 million of preferred equity, compared to $7.4 billion at December 31, 2019. The decrease in total capital was attributable to the repayment of our 5.875% senior unsecured notes, the redemption of our Series D Preferred Shares, the net loss generated for the six months ended June 30, 2020, and common share dividends declared, partially offset by net unrealized gains reported in other comprehensive income following an increase in the market value of our fixed income portfolio.

On January 17, 2020, we redeemed all $225 million of our 5.50% Series D Preferred Shares. On June 1, 2020, we repaid $500 million aggregate principal amount of our 5.875% senior unsecured notes.

Book value per diluted common share, calculated on a treasury stock basis, increased by $5.31 in the current quarter, and decreased by $0.90 over the past twelve months, to $55.09. The increase in the quarter was driven by net income generated, and net unrealized gains reported in other comprehensive income, partially offset by common share dividends declared, while the decrease in the past twelve months was driven by common share dividends declared and net loss generated, partially offset by net unrealized gains reported in other comprehensive income.

During the second quarter of 2020, the Company declared dividends of $0.41 per common share, with total dividends declared of $1.63 per common share over the past twelve months. Adjusted for dividends declared, the book value per diluted common share increased by $5.72, or 11%, for the quarter and increased by $0.73, or 1%, over the past twelve months.

7 Total capital represents the sum of total shareholders' equity and debt.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Wednesday, July 29, 2020 at 9:30 a.m. (EDT) to discuss the second quarter financial results and related matters. The teleconference can be accessed by dialing 1-877-883-0383 (U.S. callers) or 1-412-902-6506 (international callers) approximately ten minutes in advance of the call and entering the passcode 7371647. A live, listen-only webcast of the call will also be available via the Investor Information section of our website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing 1-877-344-7529 (U.S. callers) or 1-412-317-0088 (international callers) and entering the passcode 10145669. The webcast will be archived in the Investor Information section of our website.

In addition, an investor financial supplement relating to our financial results for the quarter ended June 30, 2020 is available in the Investor Information section of our website.

About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at June 30, 2020 of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and the Middle East. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Website and Social Media Disclosure
We use our website (www.axiscapital.com) and our corporate Twitter (@AXIS_Capital) and LinkedIn (AXIS Capital) accounts as channels of distribution of Company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, e-mail alerts and other information about AXIS Capital may be received when enrolled in our "E-mail Alerts" program, which can be found in the Investor Information section of our website (www.axiscapital.com). The contents of our website and social media channels are not part of this press release.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2020 (UNAUDITED) AND DECEMBER 31, 2019

	2020	2019

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$12,046,415	$12,468,205
Equity securities, at fair value	378,860	474,207
Mortgage loans, held for investment, at fair value	524,757	432,748
Other investments, at fair value	768,635	770,923
Equity method investments	101,346	117,821
Short-term investments, at fair value	34,337	38,471
Total investments	13,854,350	14,302,375
Cash and cash equivalents	1,086,829	1,241,109
Restricted cash and cash equivalents	562,004	335,348
Accrued interest receivable	68,880	78,085
Insurance and reinsurance premium balances receivable	3,527,147	3,071,390
Reinsurance recoverable on unpaid losses and loss expenses	4,160,521	3,877,756
Reinsurance recoverable on paid losses and loss expenses	395,990	327,795
Deferred acquisition costs	583,484	492,119
Prepaid reinsurance premiums	1,352,090	1,101,889
Receivable for investments sold	2,985	35,659
Goodwill	102,003	102,003
Intangible assets	225,092	230,550
Value of business acquired	5,909	8,992
Operating lease right-of-use assets	136,815	111,092
Other assets	295,074	287,892
Total assets	$26,359,173	$25,604,054

Liabilities
Reserve for losses and loss expenses	$13,179,166	$12,752,081
Unearned premiums	4,418,728	3,626,246
Insurance and reinsurance balances payable	1,365,799	1,349,082
Debt	1,309,076	1,808,157
Payable for investments purchased	350,347	32,985
Operating lease liabilities	141,621	115,584
Other liabilities	296,616	375,911
Total liabilities	21,061,353	20,060,046

Shareholders' equity
Preferred shares	550,000	775,000
Common shares	2,206	2,206
Additional paid-in capital	2,317,354	2,317,212
Accumulated other comprehensive income	281,599	171,710
Retained earnings	5,913,029	6,056,686
Treasury shares, at cost	(3,766,368)	(3,778,806)
Total shareholders' equity	5,297,820	5,544,008

Total liabilities and shareholders' equity	$26,359,173	$25,604,054

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019

	Three months ended		Six months ended
	2020	2019	2020	2019

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$1,104,003	$1,123,607	$2,192,628	$2,257,819
Net investment income	45,040	137,949	138,140	245,254
Net investment gains (losses)	53,043	21,225	(9,831)	33,996
Other insurance related income (loss)	1,996	2,925	(6,710)	9,852
Total revenues	1,204,082	1,285,706	2,314,227	2,546,921

Expenses
Net losses and loss expenses	676,261	672,463	1,584,335	1,336,491
Acquisition costs	228,502	242,363	467,152	502,781
General and administrative expenses	140,652	165,395	297,712	340,486
Foreign exchange losses (gains)	9,709	(12,381)	(51,974)	(5,325)
Interest expense and financing costs	20,595	15,607	44,067	31,502
Reorganization expenses	392	3,276	(591)	18,096
Amortization of value of business acquired	1,285	7,194	3,083	20,298
Amortization of intangible assets	2,855	2,912	5,725	5,914
Total expenses	1,080,251	1,096,829	2,349,509	2,250,243

Income (loss) before income taxes and interest in income (loss) of equity method investments	123,831	188,877	(35,282)	296,678
Income tax expense	(10,893)	(14,469)	(6,026)	(15,703)
Interest in income (loss) of equity method investments	7,102	2,635	(16,475)	4,853
Net income (loss)	120,040	177,043	(57,783)	285,828
Preferred share dividends	7,563	10,656	15,125	21,313
Net income (loss) available (attributable) to common shareholders	$112,477	$166,387	$(72,908)	$264,515

Per share data
Earnings (loss) per common share:
Earnings (loss) per common share	$1.33	$1.98	$(0.87)	$3.16
Earnings (loss) per diluted common share	$1.33	$1.97	$(0.87)	$3.14
Weighted average common shares outstanding	84,303	83,941	84,198	83,834
Weighted average diluted common shares outstanding	84,600	84,401	84,198	84,338
Cash dividends declared per common share	$0.41	$0.40	$0.82	$0.80

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2020 AND 2019

	2020			2019
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,037,568	$678,615	$1,716,183	$968,325	$679,435	$1,647,760
Net premiums written	602,761	453,173	1,055,934	591,909	478,412	1,070,321
Net premiums earned	577,019	526,984	1,104,003	537,260	586,347	1,123,607
Other insurance related income (loss)	755	1,241	1,996	(695)	3,620	2,925
Net losses and loss expenses	(337,367)	(338,894)	(676,261)	(308,703)	(363,760)	(672,463)
Acquisition costs	(116,259)	(112,243)	(228,502)	(111,655)	(130,708)	(242,363)
Underwriting-related general and
administrative expenses(8)	(89,751)	(24,073)	(113,824)	(104,898)	(28,149)	(133,047)
Underwriting income(9)	$34,397	$53,015	87,412	$11,309	$67,350	78,659

Net investment income			45,040			137,949
Net investment gains			53,043			21,225
Corporate expenses(8)			(26,828)			(32,348)
Foreign exchange (losses) gains			(9,709)			12,381
Interest expense and financing costs			(20,595)			(15,607)
Reorganization expenses			(392)			(3,276)
Amortization of value of business acquired			(1,285)			(7,194)
Amortization of intangible assets			(2,855)			(2,912)
Income before income taxes and interest in income of equity method investments			$123,831			$188,877

Net losses and loss expenses ratio	58.5%	64.3%	61.3%	57.5%	62.0%	59.8%
Acquisition cost ratio	20.1%	21.3%	20.7%	20.8%	22.3%	21.6%
General and administrative
expense ratio	15.6%	4.6%	12.7%	19.5%	4.8%	14.7%
Combined ratio	94.2%	90.2%	94.7%	97.8%	89.1%	96.1%

8Underwriting-related general and administrative expenses is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to general and administrative expenses, the most comparable GAAP financial measure, also included corporate expenses of $27 million and $32 million for the three months ended June 30, 2020 and 2019, respectively. Underwriting-related general and administrative expenses and corporate expenses are included in the general and administrative expense ratio.
9Consolidated underwriting income (loss) is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP financial measure, is presented above.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

	2020			2019
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$1,978,283	$2,169,058	$4,147,341	$1,819,421	$2,411,565	$4,230,986
Net premiums written	1,184,411	1,550,567	2,734,978	1,121,149	1,726,232	2,847,381
Net premiums earned	1,139,083	1,053,545	2,192,628	1,094,022	1,163,797	2,257,819
Other insurance related income (loss)	1,403	(8,113)	(6,710)	1,046	8,806	9,852
Net losses and loss expenses	(809,180)	(775,155)	(1,584,335)	(622,479)	(714,012)	(1,336,491)
Acquisition costs	(229,010)	(238,142)	(467,152)	(229,430)	(273,351)	(502,781)
Underwriting-related general and
administrative expenses(10)	(190,529)	(53,257)	(243,786)	(210,932)	(60,988)	(271,920)
Underwriting income (loss)(11)	$(88,233)	$(21,122)	(109,355)	$32,227	$124,252	156,479

Net investment income			138,140			245,254
Net investment gains (losses)			(9,831)			33,996
Corporate expenses(10)			(53,926)			(68,566)
Foreign exchange gains			51,974			5,325
Interest expense and financing costs			(44,067)			(31,502)
Reorganization expenses			591			(18,096)
Amortization of value of business acquired			(3,083)			(20,298)
Amortization of intangible assets			(5,725)			(5,914)
Income (loss) before income taxes and interest in income (loss) of equity method investments			$(35,282)			$296,678

Net losses and loss expenses ratio	71.0%	73.6%	72.3%	56.9%	61.4%	59.2%
Acquisition cost ratio	20.1%	22.6%	21.3%	21.0%	23.5%	22.3%
General and administrative
expense ratio	16.8%	5.0%	13.5%	19.2%	5.2%	15.0%
Combined ratio	107.9%	101.2%	107.1%	97.1%	90.1%	96.5%
10Underwriting-related general and administrative expenses is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to general and administrative expenses, the most comparable GAAP financial measure, also included corporate expenses of $54 million and $69 million for the six months ended June 30, 2020 and 2019, respectively. Underwriting-related general and administrative expenses and corporate expenses are included in the general and administrative expense ratio.
11Consolidated underwriting income (loss) is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP financial measure, is presented above.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
OPERATING INCOME AND OPERATING RETURN ON AVERAGE COMMON EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019

	Three months ended		Six months ended
	2020	2019	2020	2019

	(in thousands, except per share amounts)

Net income (loss) available (attributable) to common shareholders	$112,477	$166,387	$(72,908)	$264,515
Net investment (gains) losses(12)	(53,043)	(21,225)	9,831	(33,996)
Foreign exchange losses (gains)(13)	9,709	(12,381)	(51,974)	(5,325)
Reorganization expenses(14)	392	3,276	(591)	18,096
Interest in (income) loss of equity method investments(15)	(7,102)	(2,635)	16,475	(4,853)
Income tax expense	9,070	3,569	6,259	3,164
Operating income (loss)	$71,503	$136,991	$(92,908)	$241,601

Earnings (loss) per diluted common share	$1.33	$1.97	$(0.87)	$3.14
Net investment (gains) losses	(0.63)	(0.25)	0.12	(0.40)
Foreign exchange losses (gains)	0.11	(0.15)	(0.62)	(0.06)
Reorganization expenses	—	0.04	(0.01)	0.21
Interest in (income) loss of equity method investments	(0.08)	(0.03)	0.20	(0.06)
Income tax expense	0.11	0.04	0.07	0.03
Operating income (loss) per diluted common share	$0.84	$1.62	$(1.11)	$2.86

Weighted average diluted common shares outstanding	84,600	84,401	84,198	84,338

Average common shareholders' equity	4,518,699	4,658,317	4,758,414	4,523,274

Annualized return on average common equity	10.0%	14.3%	(3.1%)	11.7%

Annualized operating return on average common equity(16)	6.3%	11.8%	(3.9%)	10.7%

12Tax cost (benefit) of $8,114 and $2,936 for the three months ended June 30, 2020 and 2019, respectively, and $2,437 and $5,771 for the six months ended June 30, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
13Tax cost (benefit) of $1,084 and $1,170 for the three months ended June 30, 2020 and 2019, respectively, and $3,611 and $588 for the six months ended June 30, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.
14Tax cost (benefit) of $(128) and $(537) for the three months ended June 30, 2020 and 2019, respectively, and $211 and ($3,195) for the six months ended June 30, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.
15Tax cost (benefit) of $nil for the three and six months ended June 30, 2020 and 2019, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.
16Annualized operating return on average common equity ("operating ROACE") is a non-GAAP financial measure as defined in SEC Regulation G. The reconciliation to annualized ROACE, the most comparable GAAP financial measure is presented in the table above, and a discussion of the rationale for its presentation is provided later in this release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Risk and Uncertainties related to COVID-19

The determination of the net claims provision for the insurance segment is based on our ground-up assessment of coverage from individual contracts and treaties, including a review of contracts with potential exposure to the COVID-19 pandemic. The determination of the net claims provision for the reinsurance segment is largely based on a range of industry insured loss estimates and market share analyses, supplemented by a review of in-force treaties that may provide coverage and catastrophe modeling analyses, where appropriate. In addition, we consider preliminary information received from clients, brokers and loss adjusters.

The estimate of the net claims provision related to the COVID-19 pandemic is subject to significant uncertainty. This uncertainty is driven by the inherent difficulty in making assumptions around the impact of the COVID-19 pandemic due to the lack of comparable events, the ongoing nature of the event, and its far-reaching impacts on world-wide economies and the health of the population. These assumptions include the following:

•the nature and the duration of the pandemic;
•the effects on human health, the economy and our customers;
•the response of government bodies including legislative, regulatory or judicial actions and social influences that could alter the interpretation of our contracts;
•the coverage provided under our contracts;
•the coverage provided by our ceded reinsurance; and
•the evaluation of the loss and impact of loss mitigation actions.

Actual net ultimate amount of the loss for this event may differ materially from the current net claims provision.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts included in this press release, including statements regarding our estimates, beliefs, expectations, intentions, strategies or projections are forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the United States federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as "may", "should", "could", "anticipate", "estimate", "expect", "plan", "believe", "predict", "potential", "intend" or similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management's control.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Forward-looking statements contained in this press release may include, but are not limited to, information regarding our estimates of losses related to catastrophes and other large losses including losses related to the COVID-19 pandemic, measurements of potential losses in the fair market value of our investment portfolio and derivative contracts, our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, the outcome of our strategic initiatives, our expectations regarding estimated synergies and the success of the integration of acquired entities, our expectations regarding the estimated benefits and synergies related to our transformation program, our expectations regarding pricing and other market conditions, our growth prospects, and valuations of the potential impact of movements in interest rates, equity securities' prices, credit spreads and foreign currency rates.

Forward-looking statements only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual events or results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

•the adverse impact of the ongoing COVID-19 pandemic on our business, results of operations, financial condition and liquidity;
•the cyclical nature of the insurance and reinsurance business leading to periods with excess underwriting capacity and unfavorable premium rates;
•the occurrence and magnitude of natural and man-made disasters;
•the impact of global climate change on our business, including the possibility that we do not adequately assess or reserve for the increased frequency and severity of natural catastrophes;
•losses from war, terrorism and political unrest or other unanticipated losses;
•actual claims exceeding our loss reserves;
•general economic, capital and credit market conditions;
•the failure of any of the loss limitation methods we employ;
•the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions;
•our inability to purchase reinsurance or collect amounts due to us;
•the breach by third parties in our program business of their obligations to us;
•difficulties with technology and/or data security;
•the failure of our policyholders and intermediaries to pay premiums;
•the failure of our cedants to adequately evaluate risks;
•inability to obtain additional capital on favorable terms, or at all;
•the loss of one or more of our key executives;
•a decline in our ratings with rating agencies;
•the loss of business provided to us by our major brokers and credit risk due to our reliance on brokers;
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

•changes in accounting policies or practices;
•the use of industry catastrophe models and changes to these models;
•changes in governmental regulations and potential government intervention in our industry;
•failure to comply with certain laws and regulations relating to sanctions and foreign corrupt practices;
•increased competition;
•changes in the political environment of certain countries in which we operate or underwrite business including the United Kingdom's withdrawal from the European Union;
•fluctuations in interest rates, credit spreads, equity securities' prices and/or currency values;
•the failure to successfully integrate acquired businesses or to realize the expected synergies resulting from such acquisitions;
•the failure to realize the expected benefits or synergies relating to our transformation initiative;
•changes in tax laws; and
•other factors including but not limited to those described under Item 1A, ‘Risk Factors’ in our most recent Annual Report on Form 10-K and Part II, Item 1A 'Risk Factors' in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 filed with the Securities and Exchange Commission ("SEC"), as those factors may be updated from time to time in our periodic and other filings with the SEC which are accessible on the SEC's website at www.sec.gov. Readers are urged to carefully consider all such factors as the COVID-19 pandemic may have the effect of heightening many of the other risks and uncertainties described.

We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements we use are considered non-GAAP financial measures under SEC rules and regulations. In this press release, we present underwriting-related general and administrative expenses, consolidated underwriting income (loss), operating income (loss) (in total and on a per share basis), annualized operating return on average common equity ("operating ROACE"), amounts presented on a constant currency basis, pre-tax total return on cash and investments excluding foreign exchange movements, which are non-GAAP financial measures as defined in SEC Regulation G. We believe that these non-GAAP financial measures, which may be defined and calculated differently by other companies, better explain and enhance the understanding of our results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Underwriting-Related General and Administrative Expenses
Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our underwriting operations. While this measure is presented in the 'Segment Information' note to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

Corporate expenses include holding company costs necessary to support our worldwide insurance and reinsurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our underwriting operations, these costs are excluded from underwriting-related general and administrative expenses, and therefore, consolidated underwriting income (loss). General and administrative expenses, the most comparable GAAP financial measure to underwriting-related general and administrative expenses, also includes corporate expenses.

The reconciliation of underwriting-related general and administrative expenses to general and administrative expenses, the most comparable GAAP financial measure, is presented in the 'Consolidated Segmental Data' section of this press release.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income (Loss)
Consolidated underwriting income (loss) is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income (loss) as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative expenses as expenses. While this measure is presented in the 'Segment Information' note to our Consolidated Financial Statements, it is considered a non-GAAP financial measure when presented elsewhere on a consolidated basis.

We evaluate our underwriting results separately from the performance of our investment portfolio. As a result, we believe it is appropriate to exclude net investment income and net investment gains (losses) from our underwriting profitability measure.

Foreign exchange losses (gains) in our consolidated statements of operations primarily relate to the impact of foreign exchange rate movements on our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange losses (gains) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance, therefore, foreign exchange losses (gains) are excluded from consolidated underwriting income (loss).

Interest expense and financing costs primarily relate to interest payable on our debt. As these expenses are not incremental and/or directly attributable to our underwriting operations, these expenses are excluded from underwriting-related general and administrative expenses, and therefore, consolidated underwriting income (loss).

Reorganization expenses are related to the transformation program which was launched in 2017. This program encompasses the integration of Novae, which commenced in the fourth quarter of 2017, the realignment of our accident and health business, together with other initiatives designed to increase efficiency and enhance profitability, while delivering a customer-centric operating model. Reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from consolidated underwriting income (loss).

We believe that the presentation of underwriting-related general and administrative expenses and consolidated underwriting income (loss) provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities. The reconciliation of consolidated underwriting income (loss) to income (loss) before income taxes and interest in income (loss) of equity method investments, the most comparable GAAP financial measure, is presented in the 'Consolidated Segmental Data' section of this press release.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income (Loss)
Operating income (loss) represents after-tax operational results exclusive of net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments.

Although the investment of premiums to generate income and investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our consolidated statements of operations primarily relate to the impact of foreign exchange rate movements on net insurance-related liabilities. In addition, we recognize unrealized foreign exchange losses (gains) on our equity securities and foreign exchange losses (gains) realized on the sale of our available for sale investments and equity securities in net investment gains (losses). We also recognize unrealized foreign exchange losses (gains) on our available for sale investments in other comprehensive income (loss). These unrealized foreign exchange losses (gains) generally offset a large portion of the foreign exchange losses (gains) reported in net income (loss), thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As a result, foreign exchange losses (gains) in our consolidated statements of operations in isolation are not a fair representation of the performance of our business.

Reorganization expenses are related to the transformation program which was launched in 2017. This program encompasses the integration of Novae, which commenced in the fourth quarter of 2017, the realignment of our accident and health business, together with other initiatives designed to increase efficiency and enhance profitability, while delivering a customer-centric operating model. Reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, these expenses are excluded from operating income (loss).

Interest in income (loss) of equity method investments is primarily driven by business decisions, the nature and timing of which are not related to the underwriting process, therefore, this income (loss) is excluded from operating income (loss).

Certain users of our financial statements evaluate performance exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments to understand the profitability of recurring sources of income.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

We believe that showing net income (loss) available (attributable) to common shareholders exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. The reconciliation of operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is presented in the 'Non-GAAP Financial Measures Reconciliation' section of this press release.

We also present operating income (loss) per diluted common share and annualized operating ROACE, which are derived from the operating income (loss) measure and are reconciled to the most comparable GAAP financial measures, earnings (loss) per diluted common share and annualized return on average common equity ("ROACE"), respectively, in the 'Non-GAAP Financial Measures Reconciliation' section of this press release.

Constant Currency Basis
We present gross premiums written and net premiums written on a constant currency basis in this press release. The amounts presented on a constant currency basis are calculated by applying the average foreign exchange rate from the current year to the prior year amounts. We believe this presentation enables investors and other users of our financial information to analyze growth in gross premiums written and net premiums written on a constant basis. The reconciliation to gross premiums written and net premiums written on a GAAP basis is presented in the 'Insurance Segment' and 'Reinsurance Segment' sections of this press release.

Pre-Tax Total Return on Cash and Investments excluding Foreign Exchange Movement
Pre-tax total return on cash and investments excluding foreign exchange movements measures net investment income (loss), net investments gains (losses), interest in income (loss) of equity method investments, and change in unrealized gains (losses) generated by average cash and investment balances. The reconciliation of pre-tax total return on cash and investments excluding foreign exchange movements to pre-tax total return on cash and investments, the most comparable GAAP financial measure, is presented in the 'Investments' section of this press release. We believe this presentation enables investors and other users of our financial information to analyze the performance of our investment portfolio.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com